Exhibit 99.5

August 26, 2019

E-Home Household Service Holdings Limited (the “Company”)

Floor 9, Building 14, HaixiBaiyue Town

No. 14 Duyuan Road, Luozhou Town

Cangshan District, Fuzhou City 350001

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately prior to the listing of the Company’s ordinary shares on the Nasdaq Capital Market, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Yijing Ye
Name: Yijing Ye